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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A

                                AMENDMENT NO. 2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        NEWPORT NEWS SHIPBUILDING INC.
            (Exact name of registrant as specified in its charter)



        DELAWARE                                         74-1541566
(State of incorporation                                 (IRS Employer
    or organization)                                  Identification No.)

4101 Washington Avenue                                     23607
Newport News, Virginia                                   (Zip Code)
(address of principal executive offices)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: Not Applicable

     Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                   Name of each exchange on which
        to be so registered                   each class is to be registered
          Preferred Stock                        New York Stock Exchange
          Purchase Rights                         Chicago Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act:


                                     None


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         This Amendment No. 2 amends and supplements the following items of the Form 8-A originally filed on June 10, 1998 by Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), as amended by the Form 8-A/A filed on April 24, 2001:

         Item 1 - Description of Registrant's Securities to be Registered
         Item 2 - Exhibits


Item 1.  Description of Registrant's Securities to be Registered.

         The description of the Registrant's Preferred Stock and Purchase Rights contained under the caption "Description of Securities to be Registered" in the Form 8-A of the Registrant, filed with the Securities and Exchange Commission on June 10, 1998, as amended by the Form 8-A/A filed on April 24, 2001, is incorporated herein by reference.

         On October 2, 2001, the Company agreed to an amendment ("Amendment No. 2") of certain terms of the Rights Agreement dated as of June 10, 1998, (the "Rights Agreement") between the Company and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent revising the procedures by which the Rights Agent may be changed. Amendment No. 2 is attached as Exhibit 3 hereto.

         On November 7, 2001, in connection with the Agreement and Plan of Merger dated as of November 7, 2001 (the "Merger Agreement"), among Northrop Grumman Corporation, a Delaware corporation ("Parent"), Purchaser Corp. I, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and the Company, the Board of Directors of the Company unanimously approved the amendment of certain terms of the Rights Agreement. The Company and the Rights Agent then executed Amendment No. 3 dated as of November 7, 2001, to the Rights Agreement (the "Rights Agreement Amendment"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement or the Rights Agreement Amendment.

         The Rights Agreement Amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement:

          (i) none of Parent, Sub or any of their affiliates or associates will at any time come within the definition of an Acquiring Person solely as a result of the public announcement of the Offer, as defined in the Merger Agreement, or the Merger, as defined in the Merger Agreement, the acquisition of shares of common stock of the Company pursuant to the Merger Agreement, the execution of the Merger Agreement or the commencement of or the Consummation of the Offer or the consummation of the Merger or of the other transactions contemplated thereby;

          (ii) Parent will not be deemed to be the beneficial owner of any of the common stock of the Company by reason of the approval, execution, delivery performance, exercise of rights pursuant to, amendment or consummation of any transaction contemplated by the Merger Agreement; and

          (iii) no Distribution Date will occur as a result of the public announcement of the Offer, the execution and delivery of the Merger Agreement or the commencement of or the Consummation of the Offer or the consummation of the Merger or of the other transactions contemplated thereby.

         In addition, the Rights Agreement Amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement, upon Consummation of the Offer, all Rights granted by the Rights Agreement will become null and void, the Rights


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Agreement will be terminated and all provisions of the Rights Agreement, collectively and separately, will be without effect.

         Finally, the Rights Agreement Amendment deletes those provisions of Amendment No. 1 dated as of April 24, 2001, to the Rights Agreement ("Amendment No. 1") which relate specifically to General Dynamics
Corporation, a Delaware corporation.

         The Rights Agreement, Amendment No. 1, Amendment No. 2 and the Rights Agreement Amendment are attached hereto as Exhibits 1, 2, 3 and 4, respectively, which are incorporated herein by reference. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.


Item 2.  Exhibits.



1. Rights Agreement dated as of June 10, 1998, between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to Exhibit 4.1 of Registrant's Quarterly Report on Form 10-Q for the Quarterly Period ended June 21, 1998 (SEC file no. 001-12385)).

2. Amendment No. 1 dated as of April 24, 2001, to the Rights Agreement between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to
         Exhibit 2 of Registrant's Form 8-A/A filed on April 24, 2001).

3. Amendment No. 2 dated as of October 2, 2001, to the Rights Agreement between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent.

4. Amendment No. 3 dated as of November 7, 2001, to the Rights Agreement between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent.


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                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 8, 2001


                                        NEWPORT NEWS SHIPBUILDING INC.

                                        By:   /s/ Stephen B. Clarkson
                                           ------------------------------------
                                           Name:  Stephen B. Clarkson
                                           Title: Vice President,
                                                  General Counsel and Secretary












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                               INDEX OF EXHIBITS




     Exhibit
      Number      Description

         1. Rights Agreement dated as of June 10, 1998, between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to Exhibit 4.1 of Registrant's Quarterly Report on Form 10-Q for the Quarterly Period ended June 21, 1998 (SEC file no. 001-12385)).

         2. Amendment No. 1 dated as of April 24, 2001, to the Rights Agreement between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A (formerly known as First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to Exhibit 2 of Registrant's Form 8-A/A filed on April 24, 2001).

         3. Amendment No. 2 dated as of October 2, 2001, to the Rights Agreement between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent.

         4. Amendment No. 3 dated as of November 7, 2001, to the Rights Agreement between Newport News Shipbuilding Inc. and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent.